                         ATHERTON CAPITAL INCORPORATED

                            STOCKHOLDERS' AGREEMENT

                              DATED MARCH 11, 1997

                               TABLE OF CONTENTS
                               -----------------

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                                   ARTICLE 1
                              CERTAIN DEFINITIONS


                                   ARTICLE 2
                      RESTRICTIONS ON TRANSFERS OF SHARES

   2.1    Restricted Shares............................................    2
   2.2    Legend.......................................................    2
   2.3    Initial Holding Requirement..................................    3
   2.4    Sale of Shares...............................................    3
   2.5    Co-Sale Right................................................    5
   2.6    Offered Shares Not Purchased by Stockholders.................    5
   2.7    Effect of Notices............................................    6
   2.8    Certain Exclusions...........................................    6
   2.9    No Transfer to Certain Entities..............................    6
   2.10   Transfers in Violation of Agreement..........................    7

                                   ARTICLE 3
                   RIGHT OF FIRST REFUSAL FOR NEW ISSUANCES

   3.1    Grant of Right of First Refusal by Company...................    9
   3.2    Definition of New Securities.................................    9
   3.3    Company Notice of Proposed Issuance..........................   10
   3.4    Company's Sale Right.........................................   10
   3.5    Right Not Assignable.........................................   10

                                   ARTICLE 4
                              REGISTRATION RIGHTS

   4.1    Certain Definitions..........................................   10
   4.2    Company Registration.........................................   11
   4.3    Requested Registration.......................................   13
   4.4    Expenses of Registration.....................................   15
   4.5    Registration Procedures......................................   15
   4.6    Conditions to Participation..................................   17
   4.7    Indemnification..............................................   17
   4.8    Transfer or Assignment of Registration Rights................   19
   4.9    "Market Stand-Off" Agreement.................................   19
   4.10   Allocation of Registration Opportunities.....................   20
   4.11   Delay of Registration........................................   20
   4.12   Limitation on Subsequent Registration Rights.................   20
   4.13   Termination of Registration Rights...........................   21

                                   ARTICLE 5
                       CERTAIN VOTING AND APPROVAL RIGHTS

   5.1    Voting.......................................................   21
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
   5.2    FFC Approval Right............................................  22
   5.3    Other Approval Requirements...................................  22

                                   ARTICLE 6
                              ADDITIONAL COVENANTS

   6.1    Financial Information.........................................  23
   6.2    Inspection Rights.............................................  23
   6.3    Opportunities.................................................  23

                                   ARTICLE 7
                                NO SOLICITATION

   7.1    By FFC........................................................  25
   7.2    By Elder......................................................  25
   7.3    By Brazy......................................................  25
   7.4    Definition of Solicitation....................................  26

                                   ARTICLE 8
                                 MISCELLANEOUS

   8.1    Retirement of Debt............................................  26
   8.2    Termination...................................................  26
   8.3    Notices.......................................................  26
   8.4    Successors and Assigns........................................  26
   8.5    Counterparts..................................................  26
   8.6    Severability..................................................  26
   8.7    Amendment.....................................................  27
   8.8    Construction..................................................  27
   8.9    Attorney's Fees...............................................  27
   8.10   Entire Agreement..............................................  27
   8.11   Arbitration or Mediation......................................  27
   8.12   Remedies......................................................  27
   8.13   Confidentiality Restrictions..................................  28
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                                      ii

                                                               EXECUTION VERSION


                            STOCKHOLDERS' AGREEMENT
                            -----------------------

          This Stockholders' Agreement (this "Agreement") is made this 11th day
                                              ---------
of March, 1997, by and among Atherton Capital Incorporated, a Delaware corporation (the "Company"), David L. Elder, an individual ("Elder"), Arthur P.
                  -------                                    -----
Brazy, Jr., an individual ("Brazy"), The Atherton Group Incorporated, a
                            -----
California corporation ("TAG"), and Franchise Finance Corp., a Delaware
                         ---
corporation ("FFC" and, together with Elder, Brazy and TAG, each a
              ---
"Stockholder," and jointly and severally, the "Stockholders").
 -----------                                   ------------


                                   RECITALS
                                   --------

          WHEREAS, the Stockholders constitute all of the stockholders of the Company; and

          WHEREAS, the Company and the Stockholders wish to provide for certain rights and obligations relating to their shares in the Company;


                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1
                              CERTAIN DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          1.1 "Affiliate" means any person or entity, including a trust, that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with a specified person or entity.

          1.2 "Immediate Family" means any spouse, child, grandchild, parent, brother, or sister of a Stockholder, and any trust for the benefit of any such relatives.

          1.3 "Initial Public Offering" means the closing of the first underwritten public offering of securities of the Company registered with the Securities and Exchange Commission under the Securities Act.

          1.4 "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          1.5 "Shares" means any shares of capital stock of the Company or any securities convertible into or exchangeable for any class of capital stock of the Company and all securities into which such Shares may be converted or reclassified as a result of any merger, consolidation, stock split, stock dividend, or other recapitalization of the Company whether now owned or hereafter acquired.

          1.6 The words "sale," "sell," "transfer" and the like shall include any disposition by way of transfer, with or without consideration, to any person for any purpose and shall include but shall not be limited in any way to redemption by the issuer, private or public sale, exchanges of securities on account of merger, consolidation, reorganization or any other transaction affecting the securities of the Company held by the Stockholder; provided, however, that the rights of the Stockholders under this Agreement shall not pertain or apply to any pledge of Shares made by the Stockholder pursuant to a bona fide loan transaction which creates a mere security interest provided that any pledgee or transferee shall furnish the Stockholders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Stockholder and any foreclosure upon any pledged Shares shall be subject to Section 2.11.


                                   ARTICLE 2
                      RESTRICTIONS ON TRANSFERS OF SHARES

          2.1  Restricted Shares.  Each Stockholder agrees that during the term
               -----------------
of this Agreement all Shares owned by such Stockholder shall be subject to the terms and conditions of this Agreement. No sale (as defined in Article 1 hereof), whether voluntary or involuntary, of any Shares shall be valid unless the terms and conditions of this Agreement have been complied with. The Company and each Stockholder represent and warrant that the total number of shares of common stock (the "Common Stock") presently owned by each of the Stockholders is
                   ------------
set forth under the signature of such Stockholder on the signature page of this Agreement and that each Stockholder is the sole legal and beneficial owner of such shares.

          2.2  Legend.  Each certificate representing Shares shall forthwith be
               ------
endorsed on the face thereof with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS' AGREEMENT BY AND AMONG THE CORPORATION AND CERTAIN STOCKHOLDERS OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF

          THE CORPORATION."

This legend shall be removed upon termination of Article 2 of this Agreement in accordance with the provisions of Section 8.2 hereof.

          2.3  Initial Holding Requirement.  No Stockholder may sell, assign or
               ---------------------------
transfer its Shares to any person prior to January 1, 1999, other than (a) to another Stockholder, an Immediate Family member of any Stockholder or an employee of the Company, provided that in each case the Stockholder retains the right to vote any Shares transferred to any such persons or entities, (b) to an Affiliate of the Stockholder or (c) in connection with the Initial Public Offering.

          2.4  Sale of Shares.
               --------------

               a.  Notice of Sale.  From and after January 1, 1999, a
                   --------------
Stockholder may sell any or all Shares provided such sale is made pursuant to the terms and conditions of this Agreement. If a Stockholder desires to sell any Shares such Stockholder (the "Selling Stockholder") shall deliver a written
                              -------------------
notice of the intended sale (the "Sale Notice") to the other Stockholders and to
                                  -----------
the Secretary of the Company at least forty-five (45) calendar days prior to the date of such intended sale, including, without limitation, the name and address of the prospective purchaser, the purchase price and other terms and conditions of payment, the date on or about which such sale is intended to be made, the number of Shares to be sold (such Shares hereinafter being referred to as the "Offered Shares"), the percentage of all Shares of such Selling Stockholder
---------------
which the Offered Shares represent and that the purchaser has been informed of the rights of the Stockholders under this Agreement.

               b.  Right of First Offer.  Each Stockholder shall have the right,
                   --------------------
exercisable upon written notice to the Selling Stockholder within twenty-five
(25) calendar days from the date of receipt by such Stockholder of the Sale Notice, to elect to purchase, in substitution for and in place of the intended purchaser thereof, such percentage of the Offered Shares as set forth below:

                   (i) If only one Stockholder elects to purchase the Offered Shares such Stockholder may elect to purchase all, or, subject to clause (iii) below, any part of, the Offered Shares on the terms and conditions stated in such Sale Notice.

                   (ii) If more than one Stockholder elects to exercise the right of first offer granted hereby as to the Offered Shares, then each electing Stockholder may purchase only the pro rata portion of the Offered Shares determined by multiplying the number of Shares constituting Offered Shares, by a fraction (A) the numerator of which shall be the number of shares of Common Stock held by such Stockholder (assuming the conversion, exchange or exercise of all securities held by such Stockholder convertible into or exchangeable or exercisable for Common Stock at the close of business on the date of the mailing of the Sale Notice to the Stockholders) and (B) the denominator of which shall be the number of shares of Common Stock (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock at the close of business on the date of the mailing of the Sale Notice to the Stockholders) held by all Stockholders who have elected to exercise the right of first offer granted hereby, rounded to the nearest whole share. If any Stockholder should elect not to purchase his entire pro rata portion, the Selling Stockholder shall give written notice of such failure to the Stockholders that did elect to purchase their pro rata portion within five (5) calendar days from the date on which the Stockholders' right to elect to purchase the Offered Shares expires pursuant to Section 2.4(b) hereof. The Stockholders who did so elect then shall have the right on a pro rata basis, exercisable upon notice to the Selling Stockholder within ten (10) calendar days from the date of receipt by such Stockholders of the notice referred to in the prior sentence, to purchase the remainder of the Offered Shares.

                   (iii) If the Stockholders in the aggregate do not elect to purchase all of the Offered Shares, the Company may purchase any of the remaining Offered Shares upon the terms and conditions stated in the Sale Notice; provided, however, that if the Stockholders and the Company do not elect to purchase all of the Offered Shares, the Selling Stockholder shall not be required to sell more than 50% of the Offered Shares pursuant to this Section 24, allocated among the Stockholders as specified in clause
     (ii), or may rescind its offer to sell any Shares.

          In the event that the consideration to be paid to the Selling Stockholder shall consist, in whole or in part, of property other than cash, the Selling Stockholder shall specify the cash equivalent value of such property in the Sale Notice. In the event such property consists of securities for which a public market exists, the cash equivalent value shall mean the average closing price or quotation for such securities in the applicable public market for the five business days prior to the date of the Sale Notice.

          Except where determined pursuant to sales in a public market, the Stockholders shall have the right to contest in good faith the cash equivalent value set forth in the Sale Notice, provided such Stockholders (the "Contesting
                                                                     ----------
Stockholders") so notify the Selling Stockholder in writing within five (5)
------------
calendar days of their receipt of the Sale Notice. Upon receipt of such notice of contest the Selling Stockholder and the Contesting Stockholders shall appoint one (1) mutually acceptable independent appraiser to determine, within thirty (30) calendar days of such appointment, the cash equivalent value of such property. If the Selling Stockholder and the Contesting Stockholders cannot agree upon a mutually acceptable appraiser within twenty (20) calendar days, then the Selling Stockholder shall appoint one independent appraiser and the Contesting Stockholders, collectively, shall appoint one independent appraiser, each within ten (10) calendar days. If the two appraisers are unable to agree on the cash equivalent value of such property within thirty (30) calendar days of their appointment, they shall appoint a third independent appraiser within ten (10) calendar days. The decision in writing of the single appraiser or, if applicable, any two of the three appraisers so appointed, shall be binding on all parties. All fees and expenses of such appraiser(s) shall be paid by the Selling Stockholder. During the period preceding such determinations by the appraiser(s), all actions otherwise to be taken hereunder shall be extended for the number of days between the appointment of the single appraiser or the appointment of the two appraisers, as applicable, and the announcement by the appraiser(s) to the Stockholders of its or their final determination.

          2.5  Co-Sale Right.  In addition to its rights under Section 24 of
               -------------
this Agreement, each Stockholder shall have the right, exercisable upon written notice to the Selling Stockholder within twenty (25) calendar days after receipt of the Sale Notice, to elect to sell all of its Shares to the purchaser named in the Sale Notice upon the terms specified in the Sale Notice if, after giving effect to the proposed purchase, such purchaser would own more than 50% of the issued and outstanding Common Stock, or Shares convertible into Common Stock, of the Company (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock at the close of business on the date of the mailing of the Sale Notice to the Stockholders). A Selling Stockholder may not sell its Shares to any such purchaser unless such purchaser agrees to purchase all of the Shares elected to be sold pursuant to this Section 2.5.

               Each Stockholder which elected to sell Shares pursuant to this
Section 25 shall effect its participation in the sale by promptly delivering to the Selling Stockholder for transfer to the prospective purchaser, upon receipt of consideration therefor, one or more certificates, properly endorsed for transfer, which represent the type and number of Shares which such Stockholder elects to sell.

          2.6  Offered Shares Not Purchased by Stockholders.  Stockholders may
               --------------------------------------------
elect to either (a) purchase Offered Shares pursuant to the terms of Section 24 or (b) sell Shares pursuant to Section 25, but not both. To the extent the
                                           ------------
Stockholders do not elect to either purchase or sell their Shares as provided in Sections 24 or 25, the Selling Stockholder may sell the remaining number of Offered Shares to the purchaser at a price and upon terms no more favorable to the purchaser than specified in the Sale Notice. Any Shares may only be sold, assigned or otherwise transferred to the prospective purchaser if the prospective purchaser agrees to be bound by this Agreement. If the Selling Stockholder has not sold the Offered Shares at a price and upon terms no more favorable to the purchaser than specified in the Sale Notice within one hundred and twenty (120) calendar days after the mailing of the Sale Notice to the Stockholders, the Selling Stockholder shall not sell such Offered Shares without again complying with the terms of this Agreement.

          2.7  Effect of Notices.  Any notice given by a Stockholder pursuant to
               -----------------
Section 24 or 25 above shall, when taken together with the Sale Notice mailed to such Stockholder, constitute a binding legal agreement on the terms and conditions therein set forth, it being understood that any modification, amendment, variance or other change by the Stockholder of the terms and conditions set forth in the Sale Notice mailed to it other than as provided herein shall be of no force and effect unless consented to in writing by the Selling Stockholder.

               The Selling Stockholder and each participating Stockholder shall be entitled to rely conclusively upon any notice received pursuant to Section 24 or 25 above with respect to their respective rights and obligations under this
Article 2.

          2.8  Certain Exclusions.  Sections 24 and 25 shall not apply to a
               ------------------
transfer of Shares: (a) to a member of the Stockholder's Immediate Family or to a trust established for the benefit of a member or members of the Stockholder's Immediate Family, where the Stockholder retains the right to vote such Shares,
(b) from Elder to Brazy or from Brazy to Elder, provided that the aggregate cumulative amount of Shares so transferred does not exceed ten percent (10%) of the issued and outstanding Common Stock, or Shares convertible into Common Stock, of the Company (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock at the close of business on the date of any such transfer), (c) to an Affiliate of the Stockholder, (d) to an employee of the Company where the Stockholder retains the right to vote such Shares or (e) to the estate of any of the foregoing by gift, will or intestate succession; provided that the Stockholder notifies the Company of such transfer not less than ten (10) nor more than ninety (90) calendar days prior to the transfer and that the proposed transferee agrees to be bound by the terms and provisions of this Agreement and to become a party to this Agreement immediately upon the receipt of such Shares.

          2.9  No Transfer to Certain Entities.  A Stockholder may not transfer
               -------------------------------
any Shares to (a) a competitor of the Company, or to any stockholder, partner or other beneficial holder of an equity interest in a competitor or (b) an entity whose ownership of Shares would prevent the Company from conducting its business substantially in the manner conducted on the date of such proposed sale, including without limitation, the Company's ability to obtain any license necessary to operate its business or to otherwise comply with any material requirements applicable to the conduct of its business.

          2.10 Transfers in Violation of Agreement.  A transfer in violation of
               -----------------------------------
this Agreement is null and void and the Company agrees to issue stop transfer instructions to its stock transfer agent, or, so long as it acts as its own transfer agent, to make a stop transfer notation in its appropriate stock record with respect to any such void transfer. The Company shall continue to treat any Stockholder who made such transfer of Shares in violation of this Agreement as the holder of such Shares.

          2.11 Other Options to Purchase Shares.
               --------------------------------

               a.  Option Events.
                   -------------

                   (i) Upon the bankruptcy or incompetency of any Stockholder, all of the Shares held by such Stockholder or his or her estate shall be subject to the option to purchase Shares upon the terms specified in this Section 2.11.

                   (ii) Upon the sale of any Shares to satisfy a judgment against a Stockholder in any litigation or governmental proceeding, all of the Shares so sold shall be subject to the option to purchase Shares upon the terms specified in this Section 2.11.

                   (iii) Upon the acquisition by foreclosure of any Shares pledged as collateral for an obligation, the Shares so foreclosed upon shall be subject to the option to purchase Shares upon the terms specified in this Section 2.11.

                   (iv)   Each of the events specified in clauses (i) through
     (iii) of this Section 2.11(a) is referred to as an "Option Event" and the
                                                         ------------
     Shares that are subject to such an Option Event are referred to herein as the "Option Shares."
          --------------

               b.  Procedure. Each Stockholder or its legal representative shall
                   ---------
promptly notify the Company and the other Stockholders in writing of the occurrence of any Option Event with respect to any Shares owned by such Stockholder (any such notice, an "Option Notice"). Upon the occurrence of an
                                  -------------
Option Event, each Stockholder (other than the Stockholder as to which the Option Event has occurred) shall have the right, and the Stockholder as to which the Option Event has occurred and any person or entity that owns any Option Shares (any of such persons, a "Seller") shall be obligated, to sell and
                                ------
transfer the Option Shares pursuant to this Section 2.11.

               Each Stockholder desiring to exercise its rights under this Section 2.11 shall so notify the Seller within thirty (30) calendar days from the date of receipt by such Stockholder of the Option Notice. Purchases of Option Shares are subject to the following requirements:

                   (i) If only one Stockholder elects to purchase the Option Shares such Stockholder may elect to purchase all or any part of the Option Shares at the Option Purchase Price (as defined in Section 2.11(c) below).

                   (ii) If more than one Stockholder elects to purchase Option Shares, then each electing Stockholder may purchase only the pro rata portion of the Option Shares determined by multiplying the number of shares constituting Option Shares, by a fraction (A) the numerator of which shall be the number of shares of Common Stock held by such Stockholder (assuming the conversion, exchange or exercise of all securities held by such Stockholder convertible into or exchangeable or exercisable for Common Stock at the close of business on the date of the mailing of the Sale Notice to the Stockholders) and (B) the denominator of which shall be the number of shares of Common Stock (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock at the close of business on the date of the mailing of the Sale Notice to the Stockholders) held by all Stockholders who have elected to exercise the right to purchase Option Shares granted hereby, rounded to the nearest whole share. If any Stockholder should elect not to purchase his entire pro rata portion, the Seller shall give written notice of such failure to the Stockholders that did elect to purchase their pro rata portion within five (5) calendar days from the date on which the Stockholders' right to elect to purchase the Option Shares expires. The Stockholders who did so elect then shall have the right on a pro rata basis, exercisable upon notice to the Seller within ten (10) calendar days from the date of receipt by such Stockholders of the notice referred to in the prior sentence, to purchase the remainder of the Option Shares.

                   (iii) If the Stockholders in the aggregate do not elect to purchase all of the Option Shares, the Company may purchase any of the remaining Option Shares for the Option Purchase Price. Any Option Shares not purchased by the Stockholders or the Company may be transferred to a third party provided that such transferee agrees in writing to be bound by and comply with the terms and conditions of this Agreement.

               c.  Price.  The purchase price for any Shares to be purchased
                   -----
pursuant to this Section 2.11 (the "Option Purchase Price") shall be equal to
                                    ---------------------
the fair market value of the Company as of the last day of the Company's fiscal quarter immediately preceding the date of the Option Event, as determined in good faith by the Board of Directors of the Company within thirty (30) calendar days of receipt by the Company of the Option Notice, divided by the number of shares of Common Stock of the Company issued and outstanding as of such date.

               d.  Price Disagreements.  If the Company, the Seller and any
                   -------------------
Stockholder exercising its rights under Section 2.11(b) (a "Purchasing
                                                            ----------
Stockholder") are not able to agree on the fair market value of the Company
-----------
within thirty (30) calendar days following the date on which the Company notifies the Seller and any Purchasing Stockholder of the determination of the Option Purchase Price by the Board of Directors of the Company pursuant to paragraph (c) above, the Company and the Purchasing Stockholders shall collectively appoint one independent appraiser and the Seller shall appoint one independent appraiser within thirty (30) calendar days. If the two appraisers are unable to agree on the value of the Shares within thirty (30) calendar days of their appointment, they shall appoint a third independent appraiser within ten (10) calendar days. The decision in writing of any two of the three appraisers so appointed shall be binding on the Stockholders, the Company and the Seller. The Company and the Seller shall each pay one half of the fees and expenses of each appraiser.


                                   ARTICLE 3
                   RIGHT OF FIRST REFUSAL FOR NEW ISSUANCES

          3.1  Grant of Right of First Refusal by Company.  The Company hereby
               ------------------------------------------
grants to each Stockholder the right of first refusal to purchase a pro rata share of New Securities (as defined in Section 32) which the Company may, from time to time, propose to sell and issue. Such Holder's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock owned by such Holder immediately prior to the issuance of New Securities (assuming the conversion, exchange or exercise of all securities of the Company held by such Holder convertible into or exchangeable or exercisable for Common Stock) to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock). This right of first refusal shall be subject to the provisions of this Article 3.

          3.2  Definition of New Securities.  "New Securities" means any capital
               ----------------------------    --------------
stock of the Company, rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include the following securities: (a) securities, including rights, options and warrants to acquire such securities, issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets, purchase of shares or other reorganization whereby the Company will own more than 50% of the voting power of such business entity or business segment of any such entity; (b) securities, including rights, options and warrants to acquire such securities, issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase, stock bonus or other employee benefit plan, agreement or arrangement approved by the Board of Directors and by FFC; (c) securities, including rights, options and warrants to acquire such securities, issued in a public offering pursuant to a registration under the Securities Act; and (d) securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

          3.3  Company Notice of Proposed Issuance.  In the event the Company
               -----------------------------------
proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Stockholder shall have thirty (30) calendar days after any such notice is received to agree to purchase such person's pro rata share (or any part thereof) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Stockholder may provide in its notice that, if one or more Stockholders do not fully exercise their rights of first refusal, it will purchase such New Securities as are not subject to such exercise (or a specified quantity of such New Securities). All such Stockholders specifying their desire to purchase New Securities exceeding their pro rata share shall, to the extent allocation is required, share pro rata.

          3.4  Company's Sale Right.  In the event the Stockholders fail to
               --------------------
exercise fully the right of first refusal within said thirty (30) calendar day period, the Company shall have (120) calendar days thereafter to sell the New Securities in respect of which the right of first refusal option set forth in this Article 3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice pursuant to
Section 33. In the event the Company has not sold the New Securities within the time limits specified in the preceding sentence, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders provided in Section 33.

          3.5  Right Not Assignable.  The right of first refusal set forth in
               --------------------
this Article 3 may not be assigned or transferred without the prior written consent of each Stockholder, except that such right is assignable without such consent by each Stockholder to its respective Affiliates and Immediate Family.

                                   ARTICLE 4
                              REGISTRATION RIGHTS

          4.1  Certain Definitions.
               -------------------

          "Holder" or "Holders" means any person or persons who holds Registrable Securities and any assignee of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 48.

          "Initiating Holders" means the Holder or Holders who have requested registration of their Registrable Securities under Section 43.

          "Other Stockholders" means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

          "Registrable Securities" means the shares of Common Stock owned by the Stockholders as of the date hereof, as specified on the signature page hereto, and any other shares of Common Stock purchased by the Stockholders in the future or issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares or issued in respect of or pursuant to any stock split, reverse stock split, combination, recapitalization, reclassification, merger or consolidation; provided, however, that Registrable Securities shall not include any shares of Common Stock that have previously been registered or that have been sold to the public or that have been sold in a private transaction in which the transferor's registration rights under this Agreement are not assigned pursuant to Section 4.8.

          The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          "Registration Expenses" means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses.

          "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (if not Company counsel).

          4.2  Company Registration.
               --------------------

               a. If the Company shall determine to register any of its securities either for its own account or the account of a Holder or Other Stockholder exercising its registration rights (other than a registration relating solely to an employee stock option, stock purchase or savings plan, a registration relating to a transaction under Rule 145 of the Securities Act, the Company will give to each Holder prompt written notice thereof. Each Holder shall be given fifteen (15) calendar days after receipt of such notice to request in writing to the Company that some or all of such person's Registrable Securities be included in such registration statement. The Company shall use its best efforts to cause to be registered, subject to Sections 42(b) and 42(c), all the Registrable Securities that each such Holder has timely requested to be registered to the extent necessary to permit their sale or other disposition in accordance with the methods of disposition specified by the Holder in such request; provided, however, that if the Company registration is in connection with the Initial Public Offering, each Holder may sell its Registrable Securities, allocated on a pro rata basis among the Holders, only as part of the over-allotment option, if any, purchased by the underwriters.

               b. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 42(a). In such event, the right of any Holder to registration pursuant to this
Section 42 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

               c. Notwithstanding any other provision of this Section 42, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be registered or underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all persons requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 4.10. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 42(c), then the Company shall offer to all persons who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 410.

               d. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 42 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

          4.3  Requested Registration.
               ----------------------

               a. If the Company shall receive from the Initiating Holders at any time not earlier than the later of (i) twenty four (24) months after the Initial Public Offering and (ii) December 31, 1999, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, and only in the event that the aggregate offering price (net of underwriting discounts and expenses related to the issuance) of the Registrable Securities proposed to be registered equals or exceeds $10,000,000, the Company will within ten (10) calendar days of the receipt thereof, give written notice of the proposed registration to all other Holders. Each such Holder shall have the right, by giving written notice to the Company within ten (10) calendar days after receipt of the Company's notice, to elect to include some or all of such Holder's Registrable Securities in such registration statement. Such notice of election shall set forth the number of such Holder's Registrable Securities requested to be included in such registration statement. The Company shall, subject to the limitations set forth in Section 43(b), file as soon as practicable a registration statement covering all Registrable Securities which the Holders have timely requested to be registered.

               b. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 43:

                   (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                   (ii) during the period starting with the date sixty (60) calendar days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a registration statement; provided the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; and

                   (iii)  more than twice with respect to any Initiating Holder.

               c. If (i) in the good faith judgment of the Board of Directors of the Company such registration would adversely affect the Company, and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would adversely affect the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such disclosure would adversely affect the Company, provided that, except as provided in Section 43(b)(ii) above, the Company may not defer the filing for a period of more than one hundred and twenty (120) calendar days after the receipt of the request of the Initiating Holders and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 43(b) and 410, include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.

               d. If the Initiating Holders intend to distribute their Registrable Securities covered by their request by means of an underwritten public offering, they shall so advise the Company as a part of their request to the Company and the Company shall include such information in the written notice referred to in Section 43(a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall, together with the Company, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

               e. Notwithstanding any other provision of this Section 43, if the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwritten public offering and if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten or registered, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 410. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 43(e), then the Company shall offer to all Holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with Section 410.

          4.4  Expenses of Registration.  All Registration Expenses incurred in
               ------------------------
connection with any registration, qualification or compliance pursuant to Sections 42 and 43 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 43, if the registration request is subsequently withdrawn at any time at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses ratably on the basis of the number of shares of Registrable Securities requested to be registered), unless such withdrawal is based upon material adverse information relating to the Company that is different from the information known to the Holders requesting registration at the time of their request for registration under Section 43.

          All Selling Expenses relating to securities so registered shall be borne by the Holders of such securities ratably on the basis of the number of shares of Registrable Securities so registered on their behalf, provided that if the Holders are represented by separate counsel each Holder shall bear the fees and expenses of its own counsel.

          4.5  Registration Procedures.  In the case of each registration,
               -----------------------
qualification or compliance effected by the Company pursuant to this Article 4, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will, as expeditiously as reasonably possible:

               a. Prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement with
      ---
respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

               b. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               c. Keep such registration, qualification or compliance effective for a period of one hundred and twenty (120) calendar days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs.

               d. Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

               e. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders of the Registrable Securities covered by such registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               f. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               g. Furnish, at the request of any Holder registering Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the outside counsel of recognized standing (or reasonably acceptable to the Holder) representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

               h. As promptly as practicable after becoming aware of such event, notify each Holder of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the registration statement to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each Holder as such Holder may reasonably request.

               i. Provide Holders with written notice of the date that a registration statement registering the resale of the Registrable Securities is declared effective by the SEC.

               j. Provide Holders and their representatives the opportunity to conduct a reasonable due diligence inquiry of the Company's pertinent financial and other records and make available its officers, directors and employees for questions regarding such information as it relates to information contained in the registration statement.

               k. Provide Holders and their representatives the opportunity to review the registration statement and all amendments thereto a reasonable period of time prior to their filing with the SEC and refrain from filing any document in a form to which Holders reasonably object.

          4.6  Conditions to Participation.
               ---------------------------

               a. It shall be a condition precedent to the obligations of the Company pursuant to this Article 4 that the persons selling Registrable Securities shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

               b. No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell such Holder's securities on the basis provided in any underwriting arrangements approved by the Holders entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

          4.7  Indemnification.
               ---------------

               a. The Company will indemnify each Holder, each of its officers and directors and each person controlling such Holder within the meaning of
Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Article 4, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any blue sky law or any rule or regulation thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers and directors and each person controlling such Holder, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 47 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or controlling person and shall survive transfer of such securities by such Holder.

               b. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers and stockholders and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and stockholders, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, stockholders, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder. The indemnity provided for herein shall survive transfer of such securities held by said Holder.

               c. Each party entitled to indemnification under this Section 47 (the "Indemnified Party") shall give notice to the party required to provide
      -----------------
indemnification (the "Indemnifying Party") promptly after such Indemnified Party
                      ------------------
has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 47, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          4.8  Transfer or Assignment of Registration Rights.  The rights to
               ---------------------------------------------
cause the Company to register securities granted to each Holder by the Company under this Article 4 and related rights may be transferred or assigned by a Holder (a) only to an Affiliate or Immediate Family member of the Holder or (b) with the prior written consent of each Stockholder; provided, however, that in each case registration rights may be transferred only if the

Holder transfers to any transferee of such rights Registrable Securities representing not less than 15% of the Company's outstanding Common Stock (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock) as of the date of such transfer. Each Stockholder shall give prompt notice of any transfer of registration rights to the Company.

          4.9  "Market Stand-Off" Agreement.  If requested by the Company or an
               ----------------------------
underwriter of Common Stock or other securities of the Company, each Holder shall agree not to sell or otherwise transfer or dispose of any Common Stock or other securities of the Company held by such Holder (other than those included in the registration) during the one hundred and twenty (120) calendar day period following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restriction until the end of said one hundred and twenty (120) calendar day period.

          4.10 Allocation of Registration Opportunities.  In any circumstance in
               ----------------------------------------
which all of the Registrable Securities and other shares of Common Stock of the Company with registration rights requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and other securities that may be so included, the number of shares of Registrable Securities and other securities that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and other securities that would be held by such Holders and Other Stockholders (assuming the conversion, exchange or exercise of all securities of the Company held by such Holders and Other Stockholders convertible into or exchangeable or exercisable for Common Stock); provided, however, that (a) the number of shares of Registrable Securities to be registered by Initiating Holders, if any, shall not be reduced until the number of other Shares to be registered in such registration and shares to be registered by the Company in such registration shall have been reduced to zero and (b), so that such allocation shall not operate to reduce the aggregate number of Registrable Securities and other securities to be included in such registration, if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities and other securities allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among those requesting Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and other securities which would be held by such Holders and Other Stockholders (assuming the conversion, exchange or exercise of all securities of the Company held by such Holders and Other Stockholders convertible into or exchangeable or exercisable for Common Stock), and this procedure shall be repeated until all of the shares of Registrable Securities and other securities which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated.

          4.11 Delay of Registration.  No Holder shall have any right to take
               ---------------------
any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 4.

          4.12  Limitation on Subsequent Registration Rights.  The Company shall
                --------------------------------------------
not, without the prior written consent of each Stockholder, enter into any agreement that would allow any holder of securities of the Company to include such securities in any registration of securities of the Company with the SEC unless, under the terms of any such agreement, such holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of Registrable Securities which are includable pursuant to this Agreement.

          4.13 Termination of Registration Rights.  The right of any Holder to
               ----------------------------------
request registration or inclusion in any registration pursuant to this Article 4 shall terminate on the earlier of (a) the fifth anniversary date of the closing of the Initial Public Offering and (b) the date when all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 under the Securities Act, or any successor provision, during any ninety (90) calendar day period.

                                   ARTICLE 5
                      CERTAIN VOTING AND APPROVAL RIGHTS

          5.1  Voting.  The Stockholders shall take all actions necessary
               ------
(including, without limitation, voting such number of shares of the voting stock of the Company now owned or hereafter acquired or controlled by them, calling special meetings of stockholders and executing and delivering written consents) and use their best efforts as stockholders or directors of the Company to enable FFC to nominate and elect that number of directors which represents the FFC Percentage of the aggregate number of members of the Board of Directors, rounded to the nearest whole number, but in no event less than one (1) director. The "FFC Percentage" on any date shall equal the percentage that results from
 --------------
dividing the number of Shares of Common Stock and Shares convertible into Common Stock then owned by FFC by the number of shares of Common Stock of the Company then outstanding, assuming in each case the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock at the close of business on any such date. The Company shall nominate for election to the Board of Directors of the Company the person or persons designated by FFC pursuant to this Section 5.1 and shall take all other actions necessary to cause such designee(s) to be elected to the Board of Directors of the Company. Each of the Stockholders hereby grants to FFC an irrevocable proxy to vote all Shares presently or at any future time owned beneficially or of record by such Stockholder which the Stockholder is entitled to vote, and to represent and otherwise act as such Stockholder could act, in the same manner and with the same effect as if such Stockholder were personally present at any meeting of the Stockholders or pursuant to any written consent in lieu of a meeting or otherwise, solely for the purpose of electing the FFC designee(s) to the Board of Directors of the Company. Such proxy may not be used for any other purpose and the Stockholder retains all other voting rights with respect to any Shares owned by it.

          Notwithstanding the foregoing, following an Initial Public Offering, the number of directors that FFC shall be entitled to nominate and elect pursuant to this Section 5.1 shall be limited to one (1) and this Section 5.1 shall remain in effect only for so long as (a) FFC continues to own not less than fifteen percent (15%) of the issued and outstanding Common Stock of the Company (assuming the conversion, exchange or exercise of all outstanding securities of the Company convertible into or exchangeable or exercisable for Common Stock) and (b) FFC continues to be the lender to the Company under the Warehouse Credit Agreement dated as of January 8, 1997 by and between FFC and the Company (as successor to Atherton Capital Partners, L.P.), as amended from time to time.

          5.2  FFC Approval Right.  The Company shall not effect any of the
               ------------------
following actions without the prior written consent of FFC:

               a. Dissolution or liquidation of the Company prior to December 31, 1998.

               b. The issuance of any additional equity interests in the Company.

               c. Any change to the Certificate of Incorporation of the Company that would materially impair the distributions, liquidation and other rights, powers, preferences, privileges, immunities or other interests of FFC.

               d. Engaging the Company in any activities or transactions other than in furtherance of the specific business of the Company of exploiting current and long term income and/or capital gain opportunities in structuring and implementing debt and equity financings to franchisees or franchisors of the Eligible Concepts, and conducting such other activities as may be necessary or incidental to or desirable in connection with the foregoing.

               e. Merging, consolidating or exchanging the assets of the Company with any other person or entity.

               f. Filing any bankruptcy petition (or any similar petition) on behalf of the Company, making a general assignment for the benefit of creditors, filing an answer admitting the material allegations of or consenting to or defaulting in filing an answer to any petition for relief filed against the Company in any bankruptcy or similar proceeding.

               g. Originating or purchasing loans to franchisees of any concepts other than those concepts specified on Exhibit A hereto (the "Eligible
                                                                       --------
Concepts"), provided that Exhibit A may be amended from time to time with the
--------
consent of each Stockholder.

          5.3  Other Approval Requirements.  The Company shall not, without the
               ---------------------------
prior written consent of each Stockholder, (a) declare or pay any dividends to any stockholders or (b) issue any securities in connection with the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets, purchase of shares or other reorganization whereby the Company will own more than 50% of the voting power of such business entity or business segment of any such entity.

                                   ARTICLE 6
                             ADDITIONAL COVENANTS

          6.1  Financial Information.  The Company shall furnish to each
               ---------------------
Stockholder, so long as such Stockholder owns at least ten percent (10%) of the issued and outstanding Common Stock of the Company, the following:

               a. not later than thirty (30) calendar days after the end of each calendar quarter, a quarterly report which shall include an unaudited balance sheet, income statement and statement of cash flows for the quarterly period then ended; and

               b. not later than one hundred twenty (120) calendar days after the close of the Company's fiscal year, a report containing (i) a balance sheet of the Company as of the end of the fiscal year, (ii) an income statement for the fiscal year, (iii) a statement of cash flows for the fiscal year and (iv) a statement of stockholders' equity as of the end of the fiscal year, prepared in accordance with GAAP, consistently applied, and accompanied by the report thereon of the nationally recognized independent accountants engaged by the Company.

          6.2  Inspection Rights.  The Company shall permit each Stockholder, so
               -----------------
long as such Stockholder owns at least ten percent (10%) of the issued and outstanding Common Stock of the Company, at such Stockholder's expense, upon reasonable notice and during normal business hours, to visit and inspect any of its properties and offices, to examine its books of account and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its officers, auditors and accountants; provided that the Company shall not be obligated pursuant to this Section 6.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information if it reasonably believes that providing such information would place the Company at a competitive disadvantage.

          6.3  Opportunities.
               -------------

               a.   For purposes of this Section 6.3, the term "Enterprise Loan"
                                                                ---------------
shall mean a loan that is underwritten primarily on the basis of the enterprise value of a business operated by a franchisee or franchisor of an Eligible Concept, rather than on the basis of the value of any fee or leasehold interest in real property securing such loan and occupied by a franchisee or franchisor of an Eligible Concept or any other criteria.

          Each of Elder, Brazy and TAG (the "Principals") agree that all lending
                                             ----------
opportunities for Enterprise Loans in the Eligible Concepts to which he or it has access shall be brought to the Company for so long as the Company is operationally and financially capable of exploiting the opportunities. The Board of Directors shall exercise its judgment in good faith as to whether any such opportunity may be exploited by the Company.

          In the event that any of the Principals brings to the Company any loans that are not Enterprise Loans in the Eligible Concepts, such loans must be approved by FFC on a case-by-case basis until an underwriting manual, a processing manual and appropriate related documentation, if any, have been approved by each of the Stockholders. If FFC does not approve any such loan upon the terms proposed by the Principal, or such other terms as are mutually agreed to by the Principal, FFC and the Company, within ten (10) business days after receiving notice thereof from the Principal, the Principal or any Affiliate thereof may pursue such loan independently of the Company.

          In addition, each of the Principals agrees that it will present to FFC all lending opportunities to which such Principal has access for loans in the Eligible Concepts that are not Enterprise Loans. If FFC does not agree to participate in any such lending opportunity upon the terms proposed by the Principal, or such other terms as are mutually agreed to by the Principal and FFC, within ten (10) business days after receiving notice thereof from the Principal, the Principal or any Affiliate thereof may pursue such lending opportunity independently of FFC.

               b. Each Principal will bring any concepts identified in the following industry groups to FFC for approval as Eligible Concepts for Enterprise Loans: quick service restaurants, family dining and casual dining restaurants, quick service restaurants co-branded with major gasoline company franchises, video retailing and automotive after-market retailing. If FFC does not approve the addition of any such concept as an Eligible Concept upon the terms proposed by the Principal, or such other terms as are mutually agreed to by the Principal, the Company and FFC, within ten (10) business days after receiving notice thereof from the Principal, the Principal or any Affiliate thereof may pursue opportunities in such concept independently of the Company.

               c. Subject to Sections 6.3(a) and 6.3(b), the Principals and their officers, directors, shareholders, partners, agents, employees and Affiliates shall have the right to engage in any business, investment, or activity, and neither the Company nor any Stockholder shall have any rights or claims as a result of such activities. Subject to Sections 6.3(a) and 6.3(b), each Principal shall have no duty or obligation whatsoever to offer, share, or offer to share investment opportunities with the Company. The Stockholders hereby waive any and all rights and claims which they may otherwise have against any Principal and their officers, directors, shareholders, partners, agents, employees and Affiliates as a result of any of such activities.

               d. Subject to Sections 6.3(a) and 6.3(b), no Stockholder shall be required to refer investment opportunities to the Company, to account for any benefits from transactions in any way connected with the Company or its business nor shall any

Stockholder be under any obligation to refrain from, or disclose, dealings between the Company (and/or its Affiliates) and such Stockholder or its Affiliates; provided, however, that FFC agrees and acknowledges that the Company shall be (i) the exclusive Affiliate of Koch Industries, Inc. to provide financing proceeds to the Eligible Concepts (other than quick service restaurant concepts co-branded with major gasoline company franchise concepts that include convenience stores) until June 30, 1997 and (ii) the primary, but not exclusive, Affiliate of Koch Industries, Inc. to provide financing proceeds to the Eligible Concepts (other than quick service restaurant concepts co-branded with major gasoline company franchise concepts that include convenience stores) thereafter until the earlier of the termination of the warehouse credit line provided to the Company by FFC or the sale by FFC of all of its Shares to an entity unaffiliated with Koch Industries, Inc. If FFC or any Affiliate thereof were to learn of an Eligible Concept financing opportunity prior to June 30, 1997, FFC or its Affiliate shall present such opportunity to the Company. If the Company does not elect to proceed with such opportunity within ten (10) business days after receiving notice thereof from FFC, FFC or its Affiliate shall be permitted to pursue such opportunity independently of the Company. The Stockholders hereby waive any and all rights and claims which they may otherwise have against FFC and its officers, directors, shareholders, partners, agents, employees and Affiliates as a result of any of such activities. The Stockholders acknowledge that FFC and its Affiliates intend to enter into other similar businesses in the franchise industry, particularly related to the convenience store and retail gas outlet businesses, independently of FFC's interest in the Company.

               e. The obligations of the Principals specified in Sections 6.3(a) and 6.3(b) shall terminate, with respect to TAG and Elder, at such time as Elder is no longer an officer or director of the Company and, with respect to Brazy, at such time as Brazy is no longer an officer or director of the Company.

                                   ARTICLE 7
                                NO SOLICITATION

          7.1  By FFC.  As long as FFC has an equity interest in the Company and
               ------
for a period of one year thereafter, FFC shall not solicit for hire any of the employees, officers or directors of the Company.

          7.2  By Elder.  As long as Elder has an equity interest in the Company
               --------
and for a period of one year thereafter, Elder shall not solicit for hire any of the employees, officers or directors of the Company or Koch Industries, Inc.

          7.3  By Brazy.  As long as Brazy has an equity interest in the Company
               --------
and for a period of one year thereafter, Brazy shall not solicit for hire any of the employees, officers or directors of the Company or Koch Industries, Inc.

          7.4  Definition of Solicitation.  For purposes of this Article 7 the
               --------------------------
term "solicitation" shall not include solicitation by advertising in a newspaper or periodical of general circulation.

                                   ARTICLE 8
                                 MISCELLANEOUS

          8.1  Retirement of Debt.  The Company may retire all or a portion of
               ------------------
the outstanding debt under the Subordinated Debt Credit Agreement dated January 8, 1997, as amended from time to time, between the Company and FFC with the proceeds of any public offering of Shares if the Board of Directors determines that it is in the best economic interest of the Company to retire such debt.

          8.2  Termination.  This Agreement, other than the provisions of
               -----------
Article 4, Section 5.1, Article 7 and Article 8, shall terminate upon the Initial Public Offering, and shall terminate with respect to each Stockholder at such time as that Stockholder shall no longer be the owner of any Shares.

          8.3  Notices.  Whenever notice is required to be given by any party
               -------
hereunder, such notice shall be deemed sufficient only if in writing and personally delivered to or mailed first class mail by certified or registered mail, return receipt requested, to the party or parties to be notified at the address set forth in this Agreement or to such other addresses as the respective parties hereto shall from time to time designate by ten (10) calendar days' advance notice to the others in writing. Any notice so given shall be deemed to have been received upon actual receipt.

          8.4  Successors and Assigns.  This Agreement and the rights and
               ----------------------
obligations of the parties hereunder shall be binding upon and shall inure to the benefit of each Stockholder and such stockholder's respective successors, heirs, executors, administrators, permitted assigns and legal representatives, and to the Company and its successors and assigns.

          8.5  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          8.6  Severability.  In case any one or more of the provisions or parts
               ------------
of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or with respect to any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

          8.7  Amendment.  Any provision of this Agreement may be amended or
               ---------
waived only by a written instrument signed by each Stockholder and the Company.

          8.8  Construction.  This Agreement and all documents contemplated
               ------------
hereby, and all remedies in connection therewith and all questions or transactions relating thereto, shall be construed in accordance with and governed by the laws of the state of Delaware. This Agreement shall be interpreted according to its fair meaning and not strictly for or against any party.

          8.9  Attorney's Fees.  In the event that any dispute among the parties
               ---------------
to this Agreement should result in litigation, the prevailing party shall be entitled to recover all fees, costs and expenses of enforcing any right under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

          8.10 Entire Agreement.  This Agreement constitutes the full and
               ----------------
entire understanding and agreement among or between the parties with regard to the subjects hereof, and supersedes any prior or contemporaneous understandings, representations, warranties or agreements related thereto (oral or written).

          8.11 Arbitration or Mediation.  Subject to Section 7.12, all parties
               ------------------------
hereto shall subject any controversy, claim or dispute arising out of or relating to the offer or sale of Shares, this Agreement, or the operation of the Company, either during the existence of the Company or afterwards, among the Company, the Stockholders, their assigns, their Affiliates, their officers, directors, attorneys, or agents to non-binding arbitration or mediation in San Francisco, California prior to commencing litigation with respect to any such controversy, claim or dispute. Any such arbitration or mediation shall be conducted by a single arbitrator or mediator selected by the mutual agreement of the parties. Such arbitrator or mediator shall establish the rules and procedures for the arbitration or mediation. If such dispute, claim or controversy is not resolved within ninety (90) days following the selection of the arbitrator or mediator, the parties shall be entitled to seek any other remedy to which they may be entitled. All applicable statutes of limitation and defenses based on the passage of time shall be stayed while the procedures specified in this Section 811 are continuing.

          8.12 Remedies.  Each party hereto acknowledges that in the event of
               --------
any breach of this Agreement by such party, the other parties hereto (a) would be irreparably and immediately harmed by such breach, (b) could not be made whole by monetary damages, and

(c) shall be entitled to temporary and permanent injunctions (or their functional equivalents) to prevent any such breach and/or to compel specific performance with this Agreement, in addition to all other remedies to which such parties may be entitled at law or in equity. The remedies of each party hereto under this Agreement shall be cumulative of each other and of the remedies available at law or in equity. Any party's full or partial exercise of any such remedy shall not preclude any subsequent exercise by such party of the same or any other remedy.

          8.13 Confidentiality Restrictions:
               ----------------------------

               a.   Restrictions on Disclosure and Use of Proprietary
                    -------------------------------------------------
Information.  Each Stockholder, on its own behalf and on behalf of all of its
------------
Affiliates (each, a "recipient" as the context requires), hereby agrees that during the period of time such entity or any Affiliate is a Stockholder of the Company and for a period of three (3) years thereafter, it shall (i) not disclose any Proprietary Information of the Company (as defined below), (ii) hold and maintain the Proprietary Information in strictest confidence, and (iii) not use the Proprietary Information in any way other than for the benefit of the Company.

               b.   Definition of Proprietary Information.  "Proprietary
                    -------------------------------------    -----------
Information" is hereby defined to include all financial, technical, commercial
-----------
or other proprietary and confidential information or material relating to the Company, its Affiliates and any predecessors in interest to the Company. By way of example, Proprietary Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing:

          Client lists, client characteristics, agreements, marketing knowledge, pricing information, marketing plans and business plans, strategies, forecasts, financial information, budgets, software, projections, procedures, routines, processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, plans, specifications, and any other information or procedures that are treated as or designated secret or confidential by the Company.

               c.   Exclusions from Definition.  Proprietary Information does
                    --------------------------
not include information that: (i) was in the recipient's possession prior to its being furnished to the recipient by the Company, its Affiliates or any predecessors in interest of the Company, provided the source of that information was not known by the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Company, its Affiliates or any predecessors in interest to the Company; (ii) is now, or hereafter becomes, through no act or failure to act on the part of the recipient, generally known to the public;
(iii) is rightfully obtained by the recipient from a third party who, to the best knowledge of the recipient, has the right to make such disclosure, without breach of any obligation to the Company, its Affiliates or any predecessor in interest to the Company; or (iv) is independently developed by or for the recipient without use of or reference to the Proprietary Information.

               d.   Permitted Disclosures.  The recipient of Proprietary
                    ---------------------
Information may disclose the Proprietary Information to the recipient's employees, officers, directors, agents, consultants, partners, representatives and Affiliates (each, a "representative") with a bona fide need to know such Proprietary Information and who are not engaged in activities considered competitive with those of the Company, but only if such representatives are advised of the confidential nature of such Proprietary Information and agree to be bound by the terms of this Agreement for the purposes of protecting the confidentiality of such Proprietary Information. The recipient may also disclose the Proprietary Information if required by law, regulation or legal process, provided that the recipient shall provide prompt written notice to the Company of any such request and the opportunity to contest any such request. For purposes of this Section 8.13, the relationship between FFC and/or its Affiliates with Enterprise Mortgage Acceptance Company, LLC ("EMAC") shall be considered an activity that is competitive with those of the Company, and no Proprietary Information shall be disclosed to EMAC's representatives, other than Jeffrey R. Thompson who, by his execution of this Agreement, agrees not to use such Proprietary Information other than for the benefit of the Company.

               e.   Irreparable Harm.  The Stockholders understand and
                    ----------------
acknowledge that any disclosure or misappropriation of any of the Proprietary Information in violation of this Agreement may cause the Company irreparable harm, the amount of which may be difficult to ascertain, and therefore agrees that the Company shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any such further disclosure or breach and for such other relief as the Company shall deem appropriate. Such right of the Company is to be in addition to the remedies otherwise available to the Company at law or in equity. Recipient expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Company.

               f.   Franchise Finance Corp.  Notwithstanding any of the
                    ----------------------
foregoing, the Stockholders agree that FFC may use and disclose Proprietary Information as necessary to enforce its rights as a lender to the Company.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands
          -- ------- -------
the day and year first above written.


                              ATHERTON CAPITAL INCORPORATED,
                              a Delaware corporation


                              By: /s/ David L. Elder
                                 ___________________________________

                              Name: David L. Elder
                                   _________________________________

                              Title: President
                                     _______________________________


                              Address:  1001 Bayhill Drive
                                        Suite 155
                                        San Bruno, CA 94066


          AGREED TO by the following Stockholders and their spouses, each of whom herewith certifies that such stockholder owns the number of shares of Common Stock of the Company following such stockholder's name.


                              THE ATHERTON GROUP INCORPORATED,
                              a California corporation


                              By: /s/ David L. Elder
                                 ___________________________________

                              Name: David L. Elder
                                   _________________________________

                              Title: President
                                     _______________________________

                              Number of Shares of
                              Common Stock held: 200

                              Address:  1001 Bayhill Drive
                                        Suite 155
                                        San Bruno, CA 94066


                              FRANCHISE FINANCE CORP.,
                              a Delaware corporation


                              By: /s/ Jeffrey R. Thompson
                                 ___________________________________
                              Name:  Jeffrey R. Thompson
                              Title: President

                              Number of Shares of
                              Common Stock held: 8,131

                              Address:  4111 East 37th Street
                                        North Wichita, Kansas 67201

                              /s/ David L. Elder
                              ________________________________________
                              DAVID L. ELDER

                              Number of Shares of
                              Common Stock held: 8,950

                              Address:  1001 Bayhill Drive
                                        Suite 155
                                        San Bruno, CA 94066

                              Spouse:

                              /s/ Karlene L Elder
                              ________________________________________
                              KARLENE L. ELDER

                              /s/ Arthur P. Brazy, Jr.
                              ________________________________________
                              ARTHUR P. BRAZY, JR.

                              Number of Shares of
                              Common Stock held: 5,950

                              Address:  1001 Bayhill Drive
                                        Suite 155
                                        San Bruno, CA 94066

                              Spouse:

                              /s/ Angela M. Luchini
                              ________________________________________
                              ANGELA M. LUCHINI